September 2007	Pricing Sheet dated September 14, 2007 relating to
Preliminary Pricing Supplement No. 364 dated August 27, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Bear Market Auto-Callable Securities due April 8, 2009
Based on the Value of the KBW Mortgage Finance Index SM
PRICING TERMS – SEPTEMBER 14, 2007
Issuer:		Morgan Stanley
Underlying index:		KBW Mortgage Finance IndexSM (the “KBW Mortgage Finance Index”)
Aggregate principal amount:		$2,610,000
Stated principal amount:		$10 per security
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		September 14, 2007
Original issue date:		September 21, 2007 (5 business days after the pricing date)
Maturity Date:		April 8, 2009
Determination dates:		Quarterly, beginning on January 3, 2008 as follows: #1: January 3, 2008 #2: April 3, 2008 #3: July 3, 2008 #4: October 3, 2008 #5: January 3, 2009 Final: April 3, 2009
Early redemption payment:
If, on any of the first five quarterly determination dates, the underlying index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
•     1st  determination date:           $10.525
•     2nd determination date:           $11.05
•     3rd determination date:            $11.575
•     4th determination date:            $12.10
•     5th determination date:            $12.625

Payment at maturity (per Security):
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
If the final index value is:
•      Less than the initial index value:  $13.15,
•      Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period:  the $10 stated principal amount, or
•      Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period:  $10 times the index performance factor, which would result in a loss of some or all of your investment unless the final index value is equal to the initial index value.

Trigger level:		95.568, which is 120% of the initial index value
Index performance factor:		1 – [(final index value – initial index value) / initial index value]
Initial index value:		79.64
Final index value:		The underlying index closing value on the final determination date
Observation period:		The period of regular trading hours for the underlying index from but excluding the pricing date to and including the final determination date.
CUSIP:		617475736
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.15	$9.85
	Total	$2,610,000	$39,150	$2,570,850
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

KBW Mortgage Finance IndexSM is a trademark of Keefe, Bruyette & Woods, Inc. (“KBW”) and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by KBW and KBW makes no representation regarding the advisability of investing in the securities.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Preliminary Pricing Supplement No. 364 dated August 27, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.